Cypress Bioscience, Inc. Announces First Quarter 2008 Results

SAN DIEGO, CA -- 05/12/2008 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the first quarter of 2008. For the quarter ended March 31, 2008, the Company reported a net loss of approximately $2.9 million or $0.08 per share basic and diluted compared to a net loss of approximately $1.2 million or $0.04 per share basic and diluted for the corresponding period in 2007. During the first quarter of 2008, the Company completed its acquisition of Proprius Pharmaceuticals, Inc. ("Proprius") and recognized a charge in the amount of $12.6 million for in-process research and development expenses in connection with the acquisition. At March 31, 2008, the Company had cash, cash equivalents and investments totaling $154.1 million.

The Company reported revenues of $14.2 million for the quarter ended March 31, 2008 compared to $1.0 million for the quarter ended March 31, 2007. The increase in revenues during the first quarter of 2008 is due to a $10.0 million milestone payment received from Forest Laboratories in February 2008 upon NDA acceptance and a $3.2 million payment received from Forest Laboratories also upon NDA acceptance in February 2008 as reimbursement for one-third of the costs paid in connection with the second Phase III trial for milnacipran. The revenues recognized during 2008 and 2007 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million over a period of eight years, an additional $1.0 million license payment received from Forest Laboratories in July 2007 to extend the territory to include Canada recognized over the remainder of the eight year amortization period, sponsored development reimbursements, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran and the $10.0 million milestone payment and $3.2 million payment for reimbursement of certain costs that were received from Forest Laboratories during the first quarter of 2008.

Total operating expenses for the quarter ended March 31, 2008 were $18.8 million compared to $3.5 million for the quarter ended March 31, 2007. The increase in operating expenses for the quarter ended March 31, 2008 was primarily due to a charge in the amount of $12.6 million for in-process research and development in connection with the acquisition of Proprius in March 2008. Also contributing to the increase in operating expenses in the first quarter of 2008 was a $1.0 million milestone payment and $0.5 million sublicense fee owed to Pierre Fabre upon NDA acceptance in connection with our collaboration agreement with Forest Laboratories, as well as increased wages expense associated with an increase in headcount and increased share-based compensation expense related to options granted during 2008.

About Cypress Bioscience, Inc.

Cypress Bioscience is committed to developing and commercializing pharmaceutical products and personalized medicine laboratory services that allow physicians to serve unmet medical needs. Cypress' strategy involves evaluating various other potential strategic transactions, including the potential acquisition of products, product candidates, technologies and companies, and other alternatives.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat Fibromyalgia and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that the New Drug Application that we filed for milnacipran may not be ultimately approved by the FDA; that we and Forest may elect not to continue development of milnacipran for any reason; that the results from our third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in any of our proof of concept trials or in developing any of the products or services acquired in connection with our acquisition of Proprius. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                              CYPRESS BIOSCIENCE, INC.
                       Condensed Consolidated Financial Data
                       (In thousands except per share data)

Statement of Operations Data:
                                                      Quarters ended
                                                         March 31,
                                                    2008          2007
                                                 -----------   -----------
                                                        (unaudited)

Revenues under collaborative agreement           $    14,216   $       961

Operating expenses:
 Research and development                              2,670           994
 General and administrative                            3,538         2,471
 In-process research and development                  12,590             -
                                                 -----------   -----------
Total operating expenses                              18,798         3,465
                                                 -----------   -----------

Interest income                                        1,701         1,283
                                                 -----------   -----------

Net loss                                         $    (2,881)  $    (1,221)
                                                 ===========   ===========

Net loss per share - basic and diluted           $     (0.08)  $     (0.04)
                                                 ===========   ===========

Shares used in computing net loss per share -
 basic and diluted                                    37,524        32,263
                                                 ===========   ===========

Balance Sheet Data:

                                                   March 31,   December 31,
                                                     2008          2007
                                                 ------------  ------------
                                                  (unaudited)
Assets
 Cash, cash equivalents and short-term
  investments                                    $    154,123  $    181,807
 Other current assets                                     840           794
 Goodwill                                              26,466             -
 Other non-current assets                                 174            99
                                                 ------------  ------------
  Total assets                                   $    181,603  $    182,700
                                                 ============  ============

Liabilities and Stockholders' Equity
 Current liabilities                             $      4,699  $      4,625
 Long-term liabilities                                  9,225        10,060
 Stockholders' equity                                 167,679       168,015
                                                 ------------  ------------
   Total liabilities and stockholders' equity    $    181,603  $    182,700
                                                 ============  ============

CONTACT:
Michael Hufford
VP Corporate Development
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323